Exhibit 99.2

Company contact:	John B. Kelso, Director of Investor Relations
(303) 837-1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Public
Offering of Common Stock
DENVER — September 19, 2005 — Whiting Petroleum Corporation (NYSE: WLL) announced today that it has commenced a public offering of 5,750,000 shares of common stock. The underwriters for Whiting’s offering have been granted an option by Whiting to purchase up to an additional 862,500 shares to cover-allotments, if any.
Whiting expects to use the net proceeds from the proposed offering to pay the cash portion of the purchase price for the previously announced acquisition of the North Ward Estes properties and to repay a portion of the debt currently outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation, that was incurred in connection with the acquisition of the Postle properties.
Merrill Lynch & Co., J.P. Morgan Securities Inc. and Wachovia Securities will act as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.
The shares are being offered pursuant to an effective shelf registration statement that Whiting previously filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Whiting Petroleum
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.